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                           December 27, 2021

       Katie Murray
       Group Chief Financial Officer
       NatWest Group plc
       Gogarburn, PO Box 1000
       Edinburgh EH12 1HQ
       United Kingdom

                                                        Re: NatWest Group plc
                                                            Registration
Statement on Form F-3
                                                            Filed December 22,
2021
                                                            File No. 333-261837

       Dear Ms. Murray:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Erin
Purnell at 202-551-3454 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Finance